Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael C. Rechin and Mark K. Hardwick and each of them his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed by First Merchants Corporation pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Michael C. Rechin
Michael C. Rechin	Chief Executive Officer, President and Director (Principal Executive Officer)	April 24, 2017

/s/ Mark K. Hardwick
Mark K. Hardwick	Executive Vice President, Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)	April 24, 2017

/s/ Charles E. Schalliol
Charles E. Schalliol	Chairman of the Board and Director	April 24, 2017

/s/ Michael R. Becher
Michael R. Becher	Director	April 24, 2017

/s/ Michael J. Fisher
Michael J. Fisher	Director	April 24, 2017

/s/ F. Howard Halderman
F. Howard Halderman	Director	April 24, 2017

/s/ William L. Hoy
William L. Hoy	Director	April 24, 2017

/s/ Gary J. Lehman
Gary J. Lehman	Director	April 24, 2017

/s/ Patrick A. Sherman
Patrick A. Sherman	Director	April 24, 2017

/s/ Terry L. Walker
Terry L. Walker	Director	April 24, 2017

/s/ Jean L. Wojtowicz
Jean L. Wojtowicz	Director	April 24, 2017